LML Reports Results for the Second Quarter of Fiscal 2006

VANCOUVER, BC -- 11/04/2005 -- LML PAYMENT SYSTEMS INC. (the "Corporation") (NASDAQ: LMLP) reports results for its second quarter and six months ended September 30, 2005. Total revenue for the second quarter was approximately $1.2 million, compared to approximately $1.6 million for the second quarter ended September 30, 2004, a decrease of approximately 25%.

Cost of operations for the second quarter was approximately $1.1 million compared to approximately $1.4 million for the second quarter ended September 30, 2004, a decrease of approximately 21.4%. Sales, general and administrative expenses for the second quarter were approximately $1.7 million, compared to approximately $737,000 for the second quarter ended September 30, 2004, an increase of approximately 130.7%. This increase was primarily attributable to increases in legal costs for the quarter of approximately $595,000 and stock-based compensation expense of approximately $376,000.

There was a net loss of approximately ($2.0 million) or approximately ($0.10) per share for the second quarter ended September 30, 2005 compared to a net loss of approximately ($863,000) or approximately ($0.04) per share for the second quarter ended September 30, 2004.

Total revenue was approximately $2.7 million for the six months ended September 30, 2005, compared to approximately $3.7 million for the six months ended September 30, 2004, a decrease of approximately 27%.

Cost of operations for the six months ended September 30, 2005 was approximately $2.2 million compared to approximately $2.8 million for the six months ended September 30, 2004, a decrease of approximately 21.4%. Sales, general and administrative expenses were approximately $2.9 million for the six months ended September 30, 2005 compared to approximately $2.2 million for the six months ended September 30, 2004, an increase of approximately 31.8%. This increase was primarily attributable to increases in legal costs for the year to date of approximately $1.0 million.

There was a net loss of approximately ($3.0 million) or approximately ($0.15) per share for the six months ended September 30, 2005 compared to a net loss of approximately ($2.2 million) or approximately ($0.11) per share for the six months ended September 30, 2004.

Cash used in operating activities was approximately $1.1 million for the six months ended September 30, 2005 compared to cash provided by operating activities of approximately $123,000 for the six months ended September 30, 2004, an increase in cash used in operating activities of approximately $1.2 million. Our cash and cash equivalents balance decreased by approximately $1.2 million for the six months ended September 30, 2005 from approximately $6.1 million as at March 31, 2005 to approximately $4.9 million as at September 30, 2005.

"The decrease in revenue for the second quarter of our fiscal 2006 was primarily attributable to a decrease in volume associated with our primary check collection business as a result of us no longer receiving returned check volume from 7-Eleven, formerly our largest customer, and a decrease in revenue from our secondary check collection business resulting from decreases in collection of the principal amount and related fees of returned checks assigned for secondary recovery. Revenue from electronic check verification increased approximately 43.8% and revenue from software royalties increased approximately 79.4% for the second quarter of our fiscal 2006 as compared to the second quarter of our fiscal 2005. The decrease in our cash and cash equivalents balance is primarily attributable to our increase in costs of approximately $1.0 million associated with our patent infringement suit we filed against four defendants during our last fiscal year," commented Richard R. Schulz, Chief Accounting Officer.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. The Corporation also provides selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release that are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines
President and CEO
(604) 689-4440

Investor Relations
(800) 888-2260